Exhibit 21.1
SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction
ReliableRemodeler.com, Inc.	Delaware
CyberSpace Communications Corporation	Oklahoma
QuinStreet Media, Inc.	Nevada
WorldWide Learn, Inc.	Alberta
3041486 Nova Scotia Company	Nova Scotia
WorldWide Learn Partnership	Alberta